Exhibit 4.2

EXECUTION VERSION

COVANTA HOLDING CORPORATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

Dated as of October 18, 2018

$400,000,000 Aggregate Principal Amount of

6.000% Senior Notes due 2027

- i -

Exhibit A -	Form of Note

- ii -

THIS SIXTH SUPPLEMENTAL INDENTURE dated as of October 18, 2018 between Covanta Holding Corporation, a Delaware corporation, as issuer (hereinafter sometimes called the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (hereinafter sometimes called the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore entered into a Senior Indenture, dated as of January 18, 2007 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as may be amended and supplemented to the date hereof, including by this Sixth Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Original Indenture, a new series of securities may at any time be established in accordance with the provisions of the Original Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, Section 2.1 of the Original Indenture expressly permits the Company and the Trustee to enter into one or more indentures supplemental thereto for the purpose of establishing the form or terms of securities to be issued under the Indenture without the consent of the holders of any Outstanding Securities pursuant to Section 10.1 of the Original Indenture;

WHEREAS, for its lawful corporate purposes, the Company hereby proposes to create under the Indenture an additional series of securities to be designated as the Company’s 6.000% Senior Notes due 2027 (hereinafter sometimes called the “Notes”), in an aggregate principal amount of $400,000,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Sixth Supplemental Indenture;

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note are to be substantially in the forms hereinafter provided for; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in the Indenture provided, the valid, binding and legal obligations of the Company, and to constitute these presents a valid agreement according to its terms, have been done and performed, and the execution of this Sixth Supplemental Indenture and the issue of the Notes have in all respects been duly authorized.

NOW, THEREFORE, in consideration of the premises, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions. All terms contained in this Sixth Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings given to such terms in the Original Indenture. In the event of any inconsistency between the Original Indenture and this Sixth Supplemental Indenture, this Sixth Supplemental Indenture shall govern. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Sixth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

Solely with respect to the Notes, the following definitions shall be added to Section 1.1 of the Original Indenture and replace any existing definitions of such term (as applicable) in the Original Indenture, each in appropriate alphabetical order. Unless the context otherwise requires, the following terms shall have the following meanings:

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)    any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)    the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of Section 4.08 and Section 4.10, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)    1.0% of the principal amount of such Note, and

(2)    the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on January 1, 2022 (such redemption price being described under Section 3.01) plus (ii) all required interest payments due on such Note through January 1, 2022 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“ASC” means the Accounting Standards Codification as promulgated by the Financial Accounting Standards Board.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)    a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2)    the sale of Cash Equivalents in the ordinary course of business;

(3)    a disposition of inventory in the ordinary course of business;

(4)    a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)    the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Sixth Supplemental Indenture;

(6)    an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7)    disposition of the Capital Stock or all or substantially all of the assets of any Unrestricted Asian Subsidiary;

(8)    for purposes of Section 4.08 hereof only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to Section 4.04 hereof;

(9)    sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10)    dispositions of assets with an aggregate value less than the greater of (a) $25.0 million and (b) 0.5% of Total Assets at any time outstanding;

(11)    the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)    the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under Section 4.03 hereof;

(14)    the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business, which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(15)    foreclosure on assets; and

(16)    any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1)    with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee or applicable independent committee of the Board of Directors;

(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)    U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)    securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)    marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc. or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $250.0 million;

(5)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)    commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7)    interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above; and

(8)    similar foreign currency denominated securities, obligations, certificate of deposits and commercial paper of comparable rating and quality held by Foreign Subsidiaries.

“Change of Control” means:

(1)    any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of the Company and its Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of such plan), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2)    the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(3)    the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Change of Control Offer Notice” means a notice of a Change of Control stating:

(1)    that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on an Interest Payment Date);

(2)     the Change of Control Payment Date, which may be extended within the time periods provided for under Section 4.07(e); and

(3)    the procedures determined by the Company, consistent with this Sixth Supplemental Indenture, that a Holder must follow in order to have its Notes repurchased.

“Change of Control Payment Date” means the purchase date with respect to a Change of Control Offer, which date shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer Notice is mailed, on which date the Company shall, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes of $2,000 or larger integral multiples of $1,000 in excess thereof, properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)    deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of the Change of Control Offer.

“Change of Control Triggering Event” means (i) a Change of Control has occurred and (ii) the Notes are downgraded by either Rating Agency on any date during the period commencing 60 days prior to the consummation of such Change of Control and ending 60 days following consummation of such Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended, including rules and regulations thereunder.

“Combined Leverage Ratio” means, as of any date of determination, the ratio of (x) (i) the Consolidated Indebtedness of all Restricted Subsidiaries (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) as of such date minus (ii) the amount of Restricted Cash of all Restricted Subsidiaries (excluding Restricted Cash of any Excluded Project Subsidiary in the Development Stage) as of such date to (y) the aggregate amount of Consolidated Adjusted EBITDA of all Restricted Subsidiaries (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available, calculated on a Pro Forma Basis.

“Commodity Agreement” means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities, commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)    increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)    Consolidated Interest Expense; plus

(b)    Consolidated Income Taxes; plus

(c)    consolidated depreciation expense; plus

(d)    consolidated amortization expense or impairment charges recorded in connection with the application of ASC 350, Intangibles—Goodwill and Other, and ASC 360, Property, Plant and Equipment;” plus

(e)    Transaction Costs and all legal, accounting and other expenses, including deferred financing expenses, incurred, or amortization thereof, in connection with the Transactions or any acquisitions, Investments, debt issuances, casualty events, Asset Dispositions, recapitalizations, restructurings or other dispositions, or any amendments or waivers with respect to documentation governing Indebtedness or other securities (including, in each case listed above, any amendments or other modifications thereto) and any refinancing, replacement, repurchase, redemption or other similar transaction in connection therewith (in each case, whether or not consummated) permitted under this Sixth Supplemental Indenture to the extent deducted in determining Consolidated Net Income for such period; plus

(f)    extraordinary losses and unusual or non-recurring charges (including restructuring charges and reserves), severance, relocation costs and curtailments or modifications to pensions and post-retirement employee benefit plans; plus

(g)    decreases in unbilled service receivables; plus

(h)    other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; plus

(i)    other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items to be paid within the next twelve months or amortization of a prepaid cash item that was paid in a prior period); plus

(j)    maintenance expense incurred at client-owned facilities that would have been capitalized under the Company’s fixed asset policy but for the application of FASB ASC 853 – Service Concession Arrangements that are capitalized during such period;

(2)    decreased (without duplication) by (a) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA in any prior period) and (b) increases in unbilled service receivables, and

(3)    increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a)    any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of ASC 815, Derivatives and Hedging;

(b)    any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness;

(c)    any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133; and

(d)    effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition;

provided, however, that Consolidated Adjusted EBITDA (except for the purposes of Section 4.04(a)(4)(c)(i)) will exclude the Consolidated Adjusted EBITDA attributable to any Excluded Project Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by the Excluded Project Subsidiaries of that Consolidated Adjusted EBITDA is not, as a result of an Excluded Project Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Project Subsidiary Debt Agreement (provided that the Consolidated Adjusted EBITDA of the Excluded Project Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing).

Notwithstanding the foregoing, clauses (1)(b) through (j) of this definition relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (j) of this definition are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Coverage Ratio” means as of any date of determination the ratio of (x) the aggregate amount of Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense of the Company and its Restricted Subsidiaries (excluding Consolidated Interest Expense of any Excluded Project Subsidiary in the Development Stage) for such four fiscal quarters, calculated on a Pro Forma Basis.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1)    the total amount of Indebtedness of the Person and its Restricted Subsidiaries of the type identified in clauses (1) through (5) of the definition of Indebtedness (excluding premiums and discounts); plus

(2)    the total amount of Indebtedness of any other Person of the type identified in clauses (1) through (5) of the definition of Indebtedness to the extent that the same has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person, whether paid or accrued, minus interest income actually received in cash on a consolidated basis during the applicable period on cash balances of such Person, plus, to the extent not included in such interest expense:

(1)    interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)    amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)    non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)    interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(6)    costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)    interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)    the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9)    the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For the purpose of calculating the Consolidated Coverage Ratio, Consolidated Interest Expense shall exclude the Consolidated Interest Expense attributable to any Excluded Project Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Excluded Project Subsidiary of Consolidated Adjusted EBITDA is not, as a result of an Excluded Project Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Project Subsidiary Debt Agreement (provided that the Consolidated Interest Expense of the Excluded Project Subsidiary shall only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing).

For the purpose of (i) calculating the Consolidated Coverage Ratio and (ii) Section 4.04, the calculation of Consolidated Interest Expense shall exclude (i) non-cash interest attributable to the amortization of discounts recorded in connection with the bifurcation of debt between liability components and equity components in accordance with ASC 470, Debt or ASC 815, Derivatives and Hedging, (ii) write-offs of deferred financing expenses in connection with repayment of Indebtedness and amortization of debt issuance cost, (iii) interest that is capitalized in connection with construction financing, (iv) all costs associated with the Transactions and (v) any expensing of bridge, commitment and other financing fees.

For purposes of the foregoing, total interest expense shall be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

Notwithstanding anything to the contrary contained herein, in the event of the consummation of any Qualified Receivables Financing, Consolidated Interest Expense shall include an amount equal to the interest (or other fees in the nature of interest or discount accrued and paid or payable in cash for such period) on such Qualified Receivables Financing.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)    subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)    the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)    solely for the purpose of determining Consolidated Adjusted EBITDA to determine the amount available for Restricted Payments under Section 4.04(a)(4)(c)(i), any net income (but not loss) of any Restricted Subsidiary (other than any Excluded Project Subsidiary) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)    subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)    the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)    any gain or loss realized upon Asset Dispositions, other than in the ordinary course of business, as determined in good faith by the Board of Directors or Senior Management of the Company;

(4)    any net extraordinary gain or loss;

(5)    any net income (loss) included in the consolidated statement of operations due to the application of ASC 810, Consolidation; and

(6)    the cumulative effect of a change in accounting principles.

In addition, to the extent not already accounted for in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of net proceeds received by the Company or any Restricted Subsidiary from business interruption insurance.

“Construction Capital Expenditures” means capital expenditures incurred by (i) an Excluded Project Subsidiary for the purpose of developing or constructing a new Project or making additions or improvements to an existing Project or (ii) by any other Restricted Subsidiary for the purpose of making additions or improvements to an existing Project.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Development Stage” means, with respect to any Excluded Project Subsidiary the period prior to the first anniversary of the commencement of its commercial operations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)    is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)    is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified

Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Sixth Supplemental Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, is not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with Section 4.07 and Section 4.08 and such repurchase or redemption complies with Section 4.04.

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Proceeds” has the meaning set forth in Section 4.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Project Subsidiary” means, at any time, any Restricted Subsidiary that (i) becomes a Restricted Subsidiary of the Company after the Prior Issue Date and is an obligor or otherwise bound with respect to Indebtedness that constitutes Non-Recourse Debt and that is not an obligor with respect to any other Indebtedness, and (ii) has been designated by a certificate executed by a Responsible Officer of the Company as an Excluded Project Subsidiary dedicated to the operation of one or more Projects that has been and is to be financed only with equity contributions in cash and Non-Recourse Debt (and not any other Indebtedness).

The Board of Directors or Senior Management of the Company may designate any Restricted Subsidiary that complies with the requirements above to be an Excluded Project Subsidiary. The Board of Directors or Senior Management may designate any Excluded Project Subsidiary to be a Restricted Subsidiary that is not an Excluded Project Subsidiary, provided that if any existing Non-Recourse Debt of such Excluded Project Subsidiary ceases to constitute Non-Recourse Debt upon such designation or thereafter, such Indebtedness will be deemed Incurred at the time it ceases to be Non-Recourse Debt.

“Excluded Project Subsidiary Debt Agreement” means the agreement or documents governing the relevant Indebtedness referred to in the definition of “Excluded Project Subsidiary Debt Default.”

“Excluded Project Subsidiary Debt Default” means, with respect to any Excluded Project Subsidiary, the failure of such Excluded Project Subsidiary to pay any principal or interest or other amounts due in respect of any Indebtedness, when and as the same shall become due and payable, or the occurrence of any other event or condition that results in any Indebtedness of such Excluded Project Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Prior Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)    entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)    the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)    the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)    the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)    Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the obligor);

(6)    the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)    the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)    the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9)    to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)    to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)    such Indebtedness is the obligation of a partnership or Joint Venture that is not a Restricted Subsidiary;

(2)    such Person or a Restricted Subsidiary of such Person is a general partner of the partnership or has an equivalent position for the Joint Venture (a “General Partner”); and

(3)    there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)    the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)    if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Insurance Premium Financing Arrangement” means any arrangement with a Person who is not an Affiliate of the Company pursuant to which such Person advances insurance premiums for the Company and its Restricted Subsidiaries.

“Interest” with respect to the Notes means interest with respect thereto.

“Interest Payment Date” has the meaning specified in Section 2.03(c).

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)    Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)    endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)    an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 4.04,

(1)    “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary or an Excluded Project Subsidiary, as applicable) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted

Subsidiary or an Excluded Project Subsidiary, as applicable; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary (other than an Excluded Project Subsidiary), the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary (other than an Excluded Project Subsidiary);

(2)    any property transferred to or from an Unrestricted Subsidiary or an Excluded Project Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)    if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means October 18, 2018.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in partnership or other legal form.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)    all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)    all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)    the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1)    as to which neither the Company nor any Restricted Subsidiary (other than an Excluded Project Subsidiary) (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness), other than, in the case of a Excluded Project Subsidiary, pursuant to a Non-Recourse Guarantee, or (b) is directly or indirectly liable (as a guarantor or otherwise) other than pursuant to a Non-Recourse Guarantee or (c) constitutes the lender;

(2)    no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and any Debt Facility (other than bonds, debentures, notes or any other instruments governed by an indenture)) to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)    in the case of Non-Recourse Debt incurred after the Prior Issue Date, as to which the lenders have been notified in writing, or have otherwise agreed, that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries except as otherwise permitted by clause (1) above;

provided, however, that (A) the holder or obligee of any such Indebtedness may have recourse to the assets subject to any Permitted Lien described in clause (18) of that definition, (B) the following kinds of support relating to Indebtedness or a Person do not affect the determination of such Indebtedness as Non-Recourse Debt: (i) Guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee; (ii) contingent obligations of the Company or any other Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of letters of credit issued under and subject to the terms of, the Senior Credit Facility to support obligations of a Subsidiary; (iv) agreements of the Company or any Subsidiary to provide, or guarantees or other credit support (including letters of credit) by the Company or any Subsidiary with respect to the performance and payment obligations under of any agreement of another Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy; (v) any Hedging Obligations and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sale agreements, commercial or trading agreements and any other similar agreements entered into between the Company or any Subsidiary with or otherwise involving any other Subsidiary, including any guarantees or other credit support (including letters of credit) of obligations of a Subsidiary under such agreements in the ordinary course of business; and (vi) any Investments in a Subsidiary, to the extent such kinds of support are customary and entered into in the ordinary course of business and are unsecured and otherwise permitted by this Sixth Supplemental Indenture; and (C) any provision substantially similar to (a) Section 6.01(6) contained in any bonds, debentures or notes or (b) Section 8.1(b) of the Senior Credit Facility, as such provision is in effect on the Issue Date, contained in any Debt Facility other than bonds, debentures, notes or any other instruments governed by an indenture, do not affect the determination of such Indebtedness as Non-Recourse Debt.

“Non-Recourse Guarantee” means any Guarantee that is customary and entered into in the ordinary course of business by the Company or a Restricted Subsidiary of Non-Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse Debt will not have any recourse to the stock or assets of the Company, except to the limited extent set forth in such guarantee with respect to the Company’s obligation to make equity contributions.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer or the principal accounting officer or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to collateral arrangements).

“Partnership Project” means projects in connection with the strategic partnership between the Company and Green Investment Group Limited or other similar partners.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.08.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)    a Restricted Subsidiary (other than an Excluded Project Subsidiary or a Receivables Entity);

(2)    any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary; or

(b)    such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)    cash and Cash Equivalents (and, in the case of Excluded Project Subsidiaries only, Cash Equivalents or other liquid investments permitted under any Debt Facility to which it is a party) and, to the extent made in connection therewith, Investments permitted or imposed under the terms of any cash collateral or debt service reserve agreement permitted hereunder;

(4)    receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)    loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $10.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7)    any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)    in exchange for any other Investment or accounts receivable or in cancellation of a claim held by the Company or any such Restricted Subsidiary in connection with or as a result of or to avoid a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)    as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)    Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.08 or any other disposition of assets not constituting an Asset Disposition;

(9)    Investments in existence on the Issue Date;

(10)    Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.03;

(11)    Guarantees issued in accordance with Section 4.03;

(12)    Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)    Investments in any Permitted Joint Ventures for an aggregate amount not to exceed the greater of (x) $200.0 million or (y) 5.0% of Total Tangible Assets;

(14)    Deposits of cash made in the ordinary course of business to secure performance of operating leases;

(15)    Investments in Unrestricted Subsidiaries not to exceed $5.0 million in the aggregate;

(16)    Investments made pursuant to binding commitments that, at the time such binding commitments were entered into, would have complied with the provisions of the Indenture;

(17)    Investments constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices;

(18)    Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(19)    Investments in any Excluded Project Subsidiary; provided such Investments are made in cash;

(20)     Investments by the Company or any of its Restricted Subsidiaries (directly or indirectly) in any Partnership Project in an amount not to exceed the greater of $200.0 million and 4.0% of Total Assets in the aggregate at any time outstanding; and

(21)    Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (21), in an aggregate amount at the time of such Investment not to exceed the greater of (a) $100.0 million or (b) 2.0% of Total Assets outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any Joint Ventures entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business for the purpose to conducting a Similar Business.

“Permitted Liens” means, with respect to any Person:

(1)    Liens securing Indebtedness and other obligations under the Senior Credit Facility and related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Credit Facility permitted to be Incurred under Section 4.03(b)(1);

(2)    pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids,

tenders, stationary obligations, performance, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, appeal bonds, leases, government contracts, trade contracts, performance or return-of-money bonds and other similar obligation to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business or Liens in favor of customs or revenue authorities arising as a matters of law to secure payments or customs duties in connection with the importation of goods;

(3)    Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)    Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)    Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)    encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties (x) that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person or (y) are in the ordinary conduct of business of the Company or Restricted Subsidiary as applicable;

(7)    Liens securing Hedging Obligations and letters of credit so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)    leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)    judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)    Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)    the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)    such Liens are created within 270 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (plus improvements on such asset, additions and accessions thereto and the proceeds of the foregoing and customary security deposits in respect thereof);

(11)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)    such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)    such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)    Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)    Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)    Liens on property or assets at the time the Company or a Restricted Subsidiary acquired the property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17)    Liens securing the Notes;

(18)    Liens on (i) assets of any Excluded Project Subsidiary or Capital Stock of an Excluded Project Subsidiary securing Indebtedness and/or other obligations of such Excluded Project Subsidiary or (ii) assets of any Restricted Subsidiary associated with any Project securing any Non-Recourse Debt Incurred to finance the expansion of such Project, in each case which Indebtedness was permitted by the terms of this Sixth Supplemental Indenture to be incurred;

(19)    Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(20)    any interest or title of a lessor or sublessor under any lease of real estate Capitalized Lease Obligation or operating lease;

(21)    Liens in favor of the Company or any Restricted Subsidiary;

(22)    Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(23)    Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under the Indenture, so long as such Liens attach only to gross unearned premiums for the insurance policies and related rights;

(24)    Liens on assets sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(25)    Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (a) $100.0 million and (b) 2.0% of Total Assets;

(26)    Liens securing Indebtedness permitted to be Incurred under the Indenture under the provisions described in clauses (18) and (19) of Section 4.03(b);

(27)    Liens consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements;

(28)    Liens incurred in the ordinary course of business on securities to repurchase and reverse repurchase obligations in respect of such securities; provided that the related agreement constitutes a Cash Equivalent; and

(29)    Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by the Indenture or (ii) by operation of law under Article 2 of the UCC.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, divide, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, joint-stock company, Joint Venture, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity, whether or not a legal person.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Prior Issue Date” means December 1, 2010, the original issue date of the Company’s 7.25% Senior Notes due 2020.

“Pro Forma Basis” means, with respect to the calculation of the Combined Leverage Ratio and the Consolidated Coverage ratio, that:

(1)    if the Company or any Restricted Subsidiary:

(a)    has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Combined Leverage Ratio or Consolidated Coverage Ratio, as applicable, includes an Incurrence of Indebtedness, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)    has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Combined Leverage Ratio or Consolidated Coverage Ratio, as applicable, includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)    if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Combined Leverage Ratio or Consolidated Coverage Ratio, as applicable, includes such a transaction:

(a)    the Consolidated Adjusted EBITDA for such period will be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) directly attributable thereto for such period; and

(b)    Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)    if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) (a) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or (b) an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)    if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Project” means any energy-from-waste facility, waste disposal, treatment transfer, transportation or collection facility and facilities and operations related or ancillary thereto, electrical generation plant, cogeneration plant, water treatment facility, renewable energy facility or other facility for the generation of electricity or other forms of energy or related or ancillary assets or properties.

“Prospectus Supplement” means the Company’s prospectus supplement dated October 3, 2018 relating to the Notes.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions: (i) the board of directors of Company shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Company and its Restricted Subsidiaries, (ii) all sales, conveyances, assignments and/or contributions of Receivables Assets by Company or any Restricted Subsidiary to any Receivables Subsidiary and by any Receivables Subsidiary to any other Person are made at fair market value (as determined by Company in good faith), and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time such Receivables Financing is first entered into (as determined by Company in good faith) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any credit, note purchase or other similar agreement shall not be deemed a Qualified Receivables Financing.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Rating Agency” means each of Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Financial Services LLC, a division of S&P Global or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Asset” means accounts receivable (whether now existing or arising in the future) of Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets related thereto which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or non-recourse, factoring transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)    is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)    is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)    subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)    with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)    to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Company or any Restricted Subsidiary pursuant to which Company or any such Restricted Subsidiary may sell, contribute, convey, assign or otherwise transfer Receivables Assets to (a) a Receivables Entity (in the case of a transfer by Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Entity), which in either case, may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred).

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” for the interest payable on any applicable Interest Payment Date means December 15 and June 15 immediately preceding the applicable January 1 and July 1 Interest Payment Date, respectively.

“Redemption Date” has the meaning specified in Section 3.01.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)    (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)    the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)    such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)    if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)    Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Cash” means, as of any date of determination, (i) the sum of the amounts on deposit that are designated to pay debt service principal or construction costs, as debt service reserves, or to redeem the Indebtedness secured thereby to the extent excess proceeds remain in the relevant account after completion of construction of a Project and held in a debt service principal account, a debt service reserve fund or a reserve account (which such reserve account secures the Non-Recourse Debt that is the source of the amounts therein) so long as the proceeds in such reserve account are designated to pay construction costs or debt service during construction or, if excess proceeds remain in such account after completion of construction of the relevant project, to redeem the Non-Recourse Debt secured thereby and (ii) any amounts of cash pledged to collateralized letters of credit arrangements.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 4.04.

“Restricted Subsidiary” means any Subsidiary of the Company, including any Excluded Project Subsidiary, other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Second Amended and Restated Credit and Guaranty Agreement, dated as of August 21, 2018, among Covanta Energy, LLC, as borrower, the Company, as guarantor, certain subsidiaries of Covanta Energy, LLC, as guarantors, the various lenders party thereto, Bank of America, N.A., as administrative agent, collateral agent and issuing bank, Crédit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A., Citizens Bank, N.A., MUFG Union Bank, N.A. and Sumitomo Mitsui Banking Corporation, as co-syndication agents, and TD Bank, N.A., Capital One, National Association, CoBank, ACB and Compass Bank, as co-documentation agents, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with Section 4.03); provided that a Senior Credit Facility shall not relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness.

“Senior Management” means the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in securitization of Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Total Tangible Assets” means Total Assets after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items of the Company and its Restricted Subsidiaries and after deducting, to the extent otherwise included therein, the amounts of (without duplication):

(1)    the excess of cost of the Fair Market Value of assets or business acquired, as determined by the Company in good faith (or if such Fair Market Value exceeds $50.0 million, in writing by an Independent Financial Advisor);

(2)    any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(3)    unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4)    minority interest in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(5)    treasury stock;

(6)    cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

(7)    Investments in and assets of Unrestricted Subsidiaries.

“Transaction Costs” means the fees, costs and expenses payable by the Company in connection with the Transactions within 180 days of the Issue Date.

“Transactions” means the issuance of the Notes on the Issue Date.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity calculated by taking the simple average of the yields to maturity for the applicable United States Treasury securities for each of the five business days immediately preceding the second Business Day prior to the calculation date as reported on the most recent H.15 page available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication, for the applicable United States Treasury securities and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity most nearly equal to the period from the redemption date to January 1, 2022; provided, however, that if the period from the redemption date to January 1, 2022 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to January 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Asian Subsidiaries” means Covanta Energy International Investments Limited and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1)    any Unrestricted Asian Subsidiary;

(2)    any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3)    any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)    such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)    all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)    such designation and the Investment of the Company in such Subsidiary complies with Section 4.04;

(4)    such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)    such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)    to subscribe for additional Capital Stock of such Person; or

(b)    to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)    on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company, if applicable, giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

ARTICLE 2

ISSUE AND DESCRIPTION OF NOTES

SECTION 2.01. Designation and Amount. The Notes shall be designated as 6.000% Senior Notes due 2027”.

There are to be authenticated and delivered Notes, initially limited in aggregate principal amount of $400,000,000 and no further Notes shall be authenticated and delivered except as provided by the terms of the Indenture, including, that additional Notes having identical terms and conditions as the Notes other than issue date, the issue price, the date from which interest thereon shall accrue, legends, if any, to be included thereon and the first Interest Payment Date (the “Additional Notes”) may be issued from time to time in the future, without the consent of the Holders of the Notes, in accordance with the provisions of this Sixth Supplemental Indenture. With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors or an Officers’ Certificate, the following information:

(a)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture;

(b)    the issue date, the issue price, the first Interest Payment Date of such Additional Notes, the date from which interest shall accrue and legends, if any, to be included thereon; and

(c)    the CUSIP and ISIN numbers of the Additional Notes.

The Notes and the Additional Notes, if any, shall be considered collectively as a single class for all purposes of the Indenture. Holders of the Notes and the Additional Notes, if any, shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Notes or the Additional Notes, if any, shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent, except that Additional Notes may be required to trade under a separate CUSIP number if they are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes.

SECTION 2.02. Form of the Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the form set forth in Exhibit A hereto. The terms and provisions contained in the form of Notes attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this Sixth Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Sixth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

SECTION 2.03. Date and Denomination of Notes; Payment at Maturity; Payment of Interest.

(a)    Date and Denomination. The Notes shall be issuable in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Notes attached as Exhibit A hereto.

(b)    Payment at Maturity. The Notes shall mature on January 1, 2027, unless earlier redeemed or repurchased in accordance with the provisions hereof. With respect to Global Notes, principal and interest will be paid to the Depositary in immediately available funds. With respect to any certificated Notes, principal and interest will be payable at the Company’s office or agency, which initially will be the office or agency of the Trustee. If the Maturity Date is not a Business Day, payment shall be made on the next succeeding Business Day, and no additional interest shall accrue thereon.

(c)    Payment of Interest. Interest on the Notes shall accrue at the rate of 6.000% per annum, from October 18, 2018 until the principal thereof is paid or made available for payment. Interest shall be payable on January 1 and July 1 of each year (each, an “Interest Payment Date”), commencing July 1, 2019, to the Person in whose name any Note is registered on the Register at 5:00 p.m., New York City time, on any Record Date with respect to the applicable Interest Payment Date, except that the interest payable on the Maturity Date will be paid to the Person to whom the principal amount is paid. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, and no additional interest shall accrue thereon.

(d)    Certain Rights of Trustee. The Trustee or the Paying Agent shall have the right to request from any party to the Indenture, or any other Person entitled to payment hereunder, any forms, documentation or other information as may be reasonably necessary for the Trustee or the Paying Agent to satisfy its reporting and withholding obligations under the Code.

SECTION 2.04. Defaulted Interest. Solely with respect to the Notes, Section 2.13 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

(a)    If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 2.03. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.04. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail, or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b)    Subject to the foregoing provisions of this Section 2.04 and for greater certainty, each Note delivered under this Sixth Supplemental Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

(c)    In connection with any proposed transfer of Notes outside the book entry system, the transferor shall also provide or cause to be provided to the Trustee all information reasonably necessary to allow the Trustee to comply with the cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

ARTICLE 3

REDEMPTION OF NOTES

SECTION 3.01. Optional Redemption.

(a)    Prior to January 1, 2022, the Company may, at its option, on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) in an amount not to exceed the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 106.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (the “Redemption Date”), subject to the right of Holders of record on a Record Date on or prior to such Redemption Date to receive interest due on the following Interest Payment Date; provided that:

(1)    at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)    such redemption occurs within 90 days after the closing of such Equity Offering.

(b)    Prior to January 1, 2022, the Company may, at its option, redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date on or prior to such Redemption Date to receive interest due on the following Interest Payment Date.

(c)    From and after January 1, 2022, the Company may, at its option, redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable Redemption Date, (subject to the right of Holders of record on the relevant Record Date on or prior to such Redemption Date to receive interest due on the following Interest Payment Date), if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Year	Percentage
2022	103.000%
2023	102.000%
2024	101.000%
2025 and thereafter	100.000%

SECTION 3.02. Mandatory Redemption; Open Market Purchases. (a) The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

(b)    The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Sixth Supplemental Indenture.

SECTION 3.03. Notice of Redemption. In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 3.01, it shall fix a Redemption Date and it or, at its written request received by the Trustee not fewer than 10 calendar days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be mailed, the Trustee in the name of and at the expense of the Company, shall mail or cause to be mailed a notice of such redemption not less than 30 calendar days nor more than 60 calendar days prior to the Redemption Date to all Holders of record at their last addresses as the same appear on the Register; provided that if the Company makes such request of the Trustee, the text of the notice shall be prepared by the Company. Such mailing shall be by first class mail. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Notes designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Notes.

Each such notice of redemption shall specify:

(a)    the aggregate principal amount of Notes to be redeemed;

(b)    the CUSIP number or numbers of the Notes being redeemed;

(c)    the Redemption Date;

(d)    the Redemption Price at which the Notes are to be redeemed;

(e)    the name of the Paying Agent, the place or places of payment and that payment will be made upon presentation and surrender of such Notes;

(f)    that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that on and after such date, interest thereon or on the portion thereof to be redeemed will cease to accrue;

(g)    the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(h)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed. In case any Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Notes, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

Whenever any Notes are to be redeemed, the Company shall give the Trustee written notice of the Redemption Date, together with an Officers’ Certificate as to the aggregate principal amount of Notes to be redeemed not fewer than 40 calendar days (or such shorter period of time as may be acceptable to the Trustee) prior to the Redemption Date.

Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. The Redemption Date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Company’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its reasonable discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its reasonable discretion) by the Redemption Date, or by the Redemption Date so delayed (which may exceed 60 days from the date of the notice of redemption in such case). In addition, such notice of redemption may be extended if such conditions precedent have not been satisfied or waived by the Company by providing notice to the noteholders.

At any time, in connection with any tender offer or other offer to purchase any Notes (including pursuant to a Change of Control Offer or Asset Disposition Offer, if not less than 90% in aggregate principal amount of the outstanding Notes are purchased by the Company, or any third party purchasing or acquiring in lieu of the Company, the Company or such third party will have the right, upon notice pursuant to this Section 3.03, given not more than 30 days following such purchase, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price paid to holders in such purchase, plus accrued and unpaid interest, if any, on such Notes to (but not including) the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

The Notes may be optionally redeemed in full or in part pursuant to the optional redemption provisions of the Indenture before the notes of any other series are optionally redeemed in full (or at all) pursuant to such optional redemption provisions of the Indenture.

SECTION 3.04. Selection of Notes to be Redeemed. In the case of any partial redemption, selection of the Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate or in accordance with the procedures of The Depository Trust Company, a New York corporation (“DTC”), although no Note of $2,000 in original principal amount or less shall be redeemed in part.

SECTION 3.05. Notes Redeemed in Part. Upon presentation of any Notes redeemed in part only, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Notes presented.

ARTICLE 4

ADDITIONAL COVENANTS

SECTION 4.01. Reporting Covenant. Section 4.2 of the Original Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of securities) as follows:

“(a)    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, if not filed electronically with the SEC through EDGAR (or any successor system), the Company shall file with the SEC (to the extent permitted by the Exchange Act), and make available to the Trustee and the Holders, without cost to any Holder, its Annual Reports on Form 10-K and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. The Company shall also comply with the other provisions of TIA Section 314(a).

(b)    In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company shall nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified in this Section 4.01.

(c)    If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.01(b) shall include in the “Management’s discussion and analysis of financial condition and results of operations” section, revenue, consolidated indebtedness, consolidated interest expense, consolidated adjusted EBITDA and capital expenditures of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

The Company shall be deemed to have furnished the reports to the Trustee and the Holders if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. The Trustee shall have no obligation whatsoever to determine whether or not such information, documents, or reports have been filed pursuant to the EDGAR system (or its successor) or the Company’s website.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

SECTION 4.02. Covenant Suspension. If, and for so long as, the Notes have an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default has occurred and is continuing, the Company and the Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.08, 4.09, 4.10 and 5.01(a)(4) hereof (collectively, the “Suspended Covenants”). If at any time the credit rating for the Notes is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence).

The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.” No Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the Notes with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during the Suspension Period.

On the Reinstatement Date, the amount of Excess Proceeds from Asset Dispositions shall be reset at zero. In addition, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.03(a) or one of the clauses set forth in

Section 4.03(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.03(a) and 4.03(b) hereof, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under Section 4.03(b)(3) hereof. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.04 hereof shall be made as though the covenants described under Section 4.04 hereof had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 4.04(a), which shall not be less than zero.

During any period when the Suspended Covenants are suspended, neither the Board of Directors of the Company nor Senior Management may designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries or Excluded Project Subsidiaries.

SECTION 4.03. Limitation on Indebtedness. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1)    the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00;

(2)    in the case of Indebtedness Incurred by a Restricted Subsidiary, the Combined Leverage Ratio for the Company’s Restricted Subsidiaries is no greater than 4.00 to 1.00; and

(3)    no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

(b)    Section 4.03(a) shall not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1)    Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount up to the greater of (a) $1,800.0 million and (b) 40.0% of Total Assets at any time outstanding, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to Section 4.08(a)(3)(a) in satisfaction of the requirements of that covenant;

(2)    Indebtedness represented by the Notes (other than any Additional Notes);

(3)    Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10) and (11) of this Section 4.03(b));

(4)    Guarantees by (a) Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; and (b) any Restricted Subsidiary of Indebtedness Incurred by Restricted Subsidiaries in accordance with the provisions of the Indenture;

(5)    Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that

(a)    any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

(b)    any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary to the extent such Indebtedness remains outstanding;

(6)    Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (whether or not Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either (a) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.03(a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6) or (b) the Consolidated Coverage Ratio would be greater than immediately prior to such acquisition;

(7)    Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes;

(8)    Indebtedness (including Capitalized Lease Obligations, but excluding Acquired Indebtedness) of the Company or a Restricted Subsidiary

Incurred (a) to finance (whether prior to or within 270 days after) all or any part of the cost of the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary or (b) as a result of entering into of any extension of an operating lease entered into to finance all or any portion of the cost of the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary, and any Indebtedness of the Company or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of (x) $200.0 million and (y) 6.0% of Total Tangible Assets at any time outstanding;

(9)    Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety statutory, appeal, payment and similar bonds and completion guarantees (not for borrowed money) (including any bonds or letters of credit issued with respect thereto and all reimbursement and indemnity agreements entered into in connection therewith) and Indebtedness consisting solely of obligations under Insurance Premium Financing Arrangements or reinsurance arrangements, provided in the ordinary course of business;

(10)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition or acquisition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a)    the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed (i) in the case of a disposition the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (ii) in the case of an acquisition, the Fair Market Value of such acquired business, asset or Subsidiary being measured at the time received and without giving effect to subsequent changes in value; and

(b)    such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11)    Indebtedness (a) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of Incurrence, and (b) in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, provided that such Indebtedness remains outstanding only for 10 Business Days or less;

(12)    the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.03(a) and clauses (2), (3), (6), (18) and this clause (12) of Section 4.03(b) or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection with such refunding or refinancing;

(13)    the Incurrence of Non-Recourse Debt by any Excluded Project Subsidiary;

(14)    the Incurrence of Non-Recourse Debt by any Restricted Subsidiary that is not an Excluded Project Subsidiary to (a) fund Construction Capital Expenditures; provided the amount of such Non-Recourse Debt does not exceed 75% of the cost of the addition or improvement to the Project that is funded by such Non-Recourse Debt, or (b) refund or refinance any Non-Recourse Debt Incurred by such Restricted Subsidiary as permitted by the Indenture, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(15)    Indebtedness with respect to contingent obligations incurred in exchange (or in consideration) for (a) the release of cash collateral pledged by the Company or its Restricted Subsidiaries for closure costs or other obligations Incurred in the ordinary course of business or (b) the return and cancellation of undrawn letters of credit for which the Company or its Restricted Subsidiaries are liable for reimbursement, in each case which pledge or issuance of letter of credit was outstanding on the Issue Date or made in accordance with the Indenture;

(16)    Indebtedness of the Company or any Restricted Subsidiary consisting of (a) the financing of insurance premiums, or (b) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business;

(17)    in addition to the items referred to in clauses (1) through (16) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (17) and then outstanding, will not exceed the greater of (a) $250.0 million and (b) 5.0% of Total Assets at any time outstanding;

(18)    Indebtedness of Restricted Subsidiaries (i) assumed in connection with any acquisition or (ii) incurred to finance any acquisition, in each case under clauses (i) and (ii), that is secured only by the assets or business acquired in the applicable acquisition (including any acquired Capital Stock) and so long as both immediately prior to and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom or (iii) for current requirements in respect of working capital, maintenance capital expenditures, operation or payroll in the ordinary course of business of such Subsidiary incurring such Indebtedness in an aggregate amount not to exceed the greater of $50.0 million or 1.25% of Total Assets at any time outstanding; and

(19)    Indebtedness (i) incurred by a Receivables Entity in a Qualified Receivables Financing that is not recourse to Company or any Restricted Subsidiary other than a Receivables Entity (except for Standard Securitization Undertakings) and (ii) incurred in connection with a Qualified Receivables Financing which constitutes Standard Securitization Undertakings in an amount not to exceed the greater of $125.0 million or 2.5% of Total Assets at any time outstanding.

(c)    [Reserved.]

(d)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.03:

(1)    in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.03(b) or is entitled to be incurred or issued pursuant to Section 4.03(a), the Company, in its sole discretion, shall divide, classify or reclassify such item of Indebtedness on the date of Incurrence and may later divide, classify or reclassify such item of Indebtedness in any manner that complies with this Section 4.03, provided, however, that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred under Section 4.03(b)(1) and not Section 4.03(a) or Section 4.03(b)(3) and may not later be reclassified;

(2)    Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)    if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to Section 4.03(b)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)    the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)    Indebtedness permitted by this Section 4.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.03 permitting such Indebtedness;

(6)    the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction; and

(7)    the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.03. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus any premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection with such refinancing. Notwithstanding any other provision of this Section 4.03 the maximum amount of Indebtedness that the Company may Incur pursuant to Section 4.03 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(f)    Except as otherwise provided in this Section 4.03, the Company shall not permit any of its Unrestricted Subsidiaries or its Excluded Project Subsidiaries to Incur any Indebtedness other than Non-Recourse Debt.

(g)    If at any date an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of that date, and if such Indebtedness is not permitted to be Incurred as of that date under this Section 4.03, the Company shall be in Default of this Section 4.03).

SECTION 4.04. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)    declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)    dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b)    dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)    purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)    voluntarily make any principal payment on, or purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)    make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)    no Default shall have occurred and be continuing (or would result therefrom);

(b)    immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a) hereof; and

(c)    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Prior Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (4), (5), (8), (9) and (10) of Section 4.04(b)) would not exceed the sum of (without duplication):

(i)    Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries, minus (A) capital expenditures of the Company and its Restricted Subsidiaries other than Construction Capital Expenditures, and (B) 140% of Consolidated Interest Expense of the Company and its Restricted Subsidiaries, in each case, for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing October 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available provided, that the calculation of Consolidated Adjusted EBITDA and the adjustments to Consolidated Adjusted EBITDA for the purposes of this clause (i) shall exclude all amounts attributable to Excluded Project Subsidiaries that are Excluded Project Subsidiaries as of the date of calculation, other than to include the aggregate amount of cash that has been distributed during such period or that is distributable as of such date by such Excluded Project Subsidiary; plus

(ii)    100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Prior Issue Date, other than:

(x)    Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y)    Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the Section 3.01(a); plus

(iii)    the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company subsequent to the Prior Issue Date), of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)    the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x)    repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y)    the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

(b)    Section 4.04(a) shall not prohibit:

(1)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (4)(c)(ii) of Section 4.04(a);

(2)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company so long as such refinancing Subordinated Obligations are permitted to be Incurred pursuant to Section 4.03 and constitute Refinancing Indebtedness;

(3)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.03 and constitutes Refinancing Indebtedness;

(4)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control Triggering Event in accordance with provisions similar to Section 4.07 or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the Section 4.08; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)    any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.08;

(6)    dividends paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(7)    the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees, consultants or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements approved by the Board of Directors or Senior Management; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year, provided that any amount not used for such purpose in any calendar year may be carried over to succeeding calendar years so long as such redemption or repurchases shall not exceed $10.0 million in the aggregate in any calendar year. An amount in any calendar year may be increased by an amount not to exceed:

(a)    the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees, consultants or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Prior Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from clause (4)(c)(ii) of Section 4.04(a)); plus

(b)    the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Prior Issue Date; less

(c)    the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this Section 4.04(b)(7);

provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (7) shall not exceed $25.0 million in the aggregate;

(8)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)    repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(10)    the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(11)    any Restricted Payment of up to an amount equal to the Net Cash Proceeds of any disposition of any Unrestricted Asian Subsidiaries; and

(12)    other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (12) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed the greater of (a) $250.0 million and (b) 5.0% of Total Assets at any time outstanding;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (10), (11) and (12) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the securities or property proposed to be declared, paid or distributed by the Company or such Restricted Subsidiary pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

(d)     For purposes of this Section 4.04, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may divide, classify and reclassify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 4.04 and may later divide, classify and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(e)    The Company may not cause any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary or as an Excluded Project Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary or Excluded Project Subsidiary, as applicable.

SECTION 4.05. Limitation on Liens. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)    in the case of Liens securing Subordinated Obligations, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)    in all other cases, the Notes are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) of this Section 4.05(a).

SECTION 4.06. Limitation on Sale/Leaseback Transactions. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)    the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to Section 4.03;

(2)    the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under Section 4.05; and

(3)    if the Sale/Leaseback Transaction is an Asset Disposition, all of the conditions of Section 4.08 are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such Section 4.08.

SECTION 4.07. Offer to Repurchase upon Change of Control Triggering Event. (a) Prior to or within 30 days following any Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.01, the Company shall be required to offer to purchase (a “Change of Control Offer”) all of the Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase (a “Change of Control Payment”) by mailing a Change of Control Offer Notice to each Holder, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC.

(b)    Prior to repurchasing any Notes pursuant to a Change of Control Offer, the Company shall be required as a condition to making the repurchase payment to either (1) obtain consent from the requisite holders of each issue of Indebtedness that may be violated by the repurchase to make the repurchase payment and waive any event of default caused by the Change of Control or (2) repay all such Indebtedness that may be violated by making the repurchase payment, or offer to repay that Indebtedness and pay all holders of such Indebtedness that accept that offer, and obtain waivers of any event of default arising under such Indebtedness.

(c)    The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to such a Change of Control Offer made by the Company, and purchases all Notes validly tendered and not withdrawn in that Change of Control Offer.

(d)    A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(e)    The provisions under this Section 4.07 relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control, as well as the definition of “Change of Control,” may be waived or modified at any time prior to the occurrence of a Change of Control with the written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding.

(f)    The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Sixth Supplemental Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Sixth Supplemental Indenture by virtue of the conflict.

SECTION 4.08. Asset Sales. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to make any Asset Disposition unless:

(1)    the Company or Restricted Subsidiary receives consideration at least equal to the Fair Market Value (determined as of the date of entering into the contractual agreement for such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)    except in the case of a Permitted Asset Swap, at least 75% of the consideration from the Asset Disposition received by the Company or Restricted Subsidiary is in the form of cash or Cash Equivalents; and

(3)    all Net Available Cash from the Asset Disposition is applied by the Company or Restricted Subsidiary within 365 days from the later of the date the Asset Disposition is completed or the Net Available Cash is received (or, to the extent the Company or its Restricted Subsidiaries have committed to invest such proceeds within such 365-day period, within 180 days after such commitment or, if later, within such 365-day period), as follows:

(a)    to permanently reduce obligations and related commitments under (x) the Senior Credit Facility or (y) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock), in each case, other than Indebtedness owed to the Company or an Affiliate of the Company;

(b)    to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that, except in the case of a reduction in obligations of Indebtedness of a Restricted Subsidiary, the Company shall reduce Obligations under the Notes on a pro rata basis with such other Indebtedness of the Company, (i) by redeeming Notes as provided in Section 3.01, (ii) through open market purchases at prices that are at or above 100% of their principal amount or (iii) by making an offer to all Holders to purchase their Notes at 100% of their principal amount, plus accrued but unpaid interest to the date of purchase in accordance with the procedures for an Asset Disposition Offer;

(c)    to make (i) an Investment in Additional Assets or (ii) capital expenditures; or

(d)    any combination of the foregoing.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.08(a) shall be deemed to constitute “Excess Proceeds.”

For the purposes of clause (2) of this Section 4.08(a) and for no other purpose, the following will be deemed to be cash:

(1)    any liabilities (as shown on the Company’s or Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2)    any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

(3)    any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.5% of Total Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

In the case of clause (c) of this Section 4.08(a)(3), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into the commitment with the good faith expectation that the Net Available Cash will be applied to satisfy the commitment within 270 days of such commitment (an “Acceptable Commitment”). In the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection with the Acceptable Commitment, the Company or Restricted Subsidiary may enter into another Acceptable Commitment (a “Second Commitment”) within 90 days of such cancellation or termination and with the good faith expectation that the Net Available Cash will be applied within 180 days of such Second Commitment or, if the Company does not enter into such a Second Commitment, the Net Available Cash shall constitute Excess Proceeds. If a Second Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied, then the Net Available Cash shall constitute Excess Proceeds.

Pending the final application of any such Net Available Cash in accordance with clause (a), (b) or (c) of this Section 4.08(a)(3), the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Senior Credit Facility) or invest the Net Available Cash in any manner not prohibited by the Indenture.

(b)    If the aggregate amount of Excess Proceeds exceeds $25.0 million on the 366th day after an Asset Disposition, the Company shall be required to offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, tendered Notes and Pari Passu Indebtedness shall be repaid on a pro rata basis and selection of the Notes to be repurchased shall be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate or in accordance with DTC procedures. Upon completion of the Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c)    If the date of completion of the application of the Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness, pursuant to an Asset Disposition Offer is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(d)    The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer.

SECTION 4.09. Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Company shall not, and shall not permit any Restricted Subsidiary (other than Excluded Project Subsidiaries) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than Excluded Project Subsidiaries) to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries (other than Excluded Project Subsidiaries), or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (other than Excluded Project Subsidiaries), it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock;

(2)    make any loans or advances to the Company or any Restricted Subsidiary (other than Excluded Project Subsidiaries), it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances; or

(3)    sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (other than any Excluded Project Subsidiary) (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

(b)    Section 4.09(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(1)    contractual encumbrances or restrictions pursuant to any Debt Facility and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(2)    the Indenture and the Notes;

(3)    any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(4)    in the case of Section 4.09(a)(3), Liens permitted to be Incurred under Section 4.05 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(5)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in Section 4.09(a)(3) on the property so acquired;

(6)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(7)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)    any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(9)    any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(10)    encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(11)    applicable law or any applicable rule, regulation or order;

(12)    any encumbrance or restriction effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Issuers, is necessary or advisable to effect such Qualified Receivables Financing, as applicable;

(13)    any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary that is Incurred subsequent to the Issue Date pursuant to Section 4.03; provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined by the Company in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the holders of the Notes, taken as a whole, than the encumbrances and restrictions contained in the Indenture or the Senior Credit Facility as of the Issue Date (as determined by the Company in good faith); and

(14)    any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1) through (13) of this Section 4.09(b) or this clause (14); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained the agreements referred to in clauses (1) through (13) of this Section 4.09(b) existing on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable.

SECTION 4.10. Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), if such Affiliate Transaction or series of related Affiliate Transactions involve aggregate consideration in excess of $5.0 million, unless:

(1)    the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary (as reasonably determined by the Company) than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in dealings with a Person that is not an Affiliate;

(2)    in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any, and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) of this Section 4.10(a); and

(3)    in the event such Affiliate Transaction involves an aggregate consideration in excess of $75.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair from a financial point of view.

(b)    Section 4.10(a) shall not apply to:

(1)    any transaction that is in the ordinary course of business and consistent with past practice between the Company or a Restricted Subsidiary and any Unrestricted Asian Subsidiary;

(2)    any transaction involving the provision of services or the supply of goods or equipment between the Company or a Restricted Subsidiary and a Joint Venture in which the Company and/or a Restricted Subsidiary has a material ownership interest that is entered into in the ordinary course of business consistent with past practices of the Company and/or any of its Restricted Subsidiaries;

(3)    any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary in accordance with Section 4.03;

(4)    (a) any Restricted Payment permitted to be made pursuant to Section 4.04 and (b) any Permitted Investments;

(5)    any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity or insurance provided on behalf of current or former officers and employees pursuant to any plans approved by the Board of Directors of the Company;

(6)    the payment of reasonable and customary fees paid to and any indemnity and insurance provided on behalf of (x) current or former directors of the Company and any Restricted Subsidiary and (y) current or former directors of any Unrestricted Subsidiary, provided that such fees, indemnity or insurance are similar in scope to those provided in clause (6)(x);

(7)    loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business, in an aggregate amount not in excess of $10.0 million (without giving effect to the forgiveness of any such loan);

(8)    any agreement as in effect as of the Issue Date, as such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as the terms of such agreement as so amended, modified, supplemented, extended or renewed are not more disadvantageous to the Holders in any material respect, when taken as a whole, than the terms of such agreement in effect on the Issue Date; provided that if such amendment, modification, supplement, extension or renewal involves an aggregate consideration in excess of $50.0 million, the terms thereof have been approved by the Board of Directors;

(9)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into contemplation of such acquisition or merger, and any amendment thereto (so long as any such agreement as so amended is not disadvantageous to the Holders, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger, provided that if such amendment involves an aggregate consideration in excess of $50.0 million, the terms thereof have been approved by the Board of Directors);

(10)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the Board of Directors or Senior Management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(11)    any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(12)    sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(13)    transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate;

(14)    transactions between and among the Company and Excluded Project Subsidiaries; and

(15)    transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

SECTION 4.11. Measuring Compliance. With respect to any (x) Investment or acquisition, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (y) repayment, repurchase or refinancing of Indebtedness with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(1)    whether any Indebtedness (including Acquired Indebtedness) that is being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred in compliance with Section 4.03;

(2)    whether any Lien being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness or to secure any such Indebtedness is permitted to be Incurred in accordance with Section 4.05 or the definition of “Permitted Liens”;

(3)    whether any other transaction or action undertaken or proposed to be undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness (including any Restricted Payments, dispositions, or designations of Restricted Subsidiaries or Unrestricted Subsidiaries) complies with the covenants or agreements contained in the Indenture or the Notes;

(4)    any calculation of the ratios, baskets or financial metrics, including Consolidated Coverage Ratio, Combined Leverage Ratio, Consolidated Net Income, Consolidated Adjusted EBITDA, Total Assets, Total Tangible Assets, Consolidated Interest Expense and/or baskets determined by reference to Total Assets or Total Tangible Assets and, whether a Default or Event of Default exists in connection with the foregoing; and

(5)    whether any condition precedent to the Incurrence of Indebtedness (including Acquired Indebtedness) or Liens, in each case that is being Incurred in connection with such Investment, acquisition or repayment repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is satisfied;

at the option of the Company, the date that the definitive agreement for, or public announcement of, such Investment, acquisition or repayment, repurchase or refinancing or Incurrence of Indebtedness is entered into or the date of any notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness (the “Transaction Commitment Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated Adjusted EBITDA.” For the avoidance of doubt, if the Company elects to use the Transaction Commitment Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the (i) Consolidated Coverage Ratio, Combined Leverage Ratio, Consolidated Net Income, Consolidated Adjusted EBITDA, Total Assets, Total Tangible Assets and/or Consolidated Interest Expense of the Company and its Restricted Subsidiaries and (ii) the applicable exchange rate utilized in calculating compliance with any dollar-based provision of the Indenture, from the Transaction Commitment Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, or in connection with compliance by the Company or any of the Restricted Subsidiaries with any other provision of the Indenture or the notes or any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, is permitted to be Incurred and (b) until such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements are terminated, such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Commitment Date and on or prior to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered into or public announcement is made and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement and before the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness. Compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the Transaction Commitment Date and not as of any later date as would otherwise be required under the Indenture.

For purposes of determining the maturity date of any Indebtedness, customary bridge loans that are subject to customary conditions (including no payment or bankruptcy event of default) that would either automatically be extended as, converted into or required to be exchanged for permanent refinancing shall be deemed to have the maturity date as so extended, converted or exchanged.

SECTION 4.12. Payments for Consent. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

SECTION 4.13. Limitation on Company Activities. The Company shall not conduct, transfer or otherwise engage in any business or operations other than the operation of Similar Businesses through its direct and indirect Subsidiaries, activities incidental thereto and other activities to the extent permitted by, and in compliance with, the Senior Credit Facility.

ARTICLE 5

CONSOLIDATION, MERGER AND SALE OF ASSETS

SECTION 5.01. When Company May Merge or Transfer Assets. Section 5.1 of the Original Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of securities) as follows:

“(a) The Company shall not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)    the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia;

(2)    the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)    immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)    the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03, or

(b)    the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be no less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

(b)    Notwithstanding Section 5.01(a)(3) and 5.01(a)(4),

(1)    any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company or a Restricted Subsidiary; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company shall not be required to comply with Section 5.01(a)(5); and

(2)    the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.”

SECTION 5.02. Successor Corporation Substituted. Section 5.2 of the Original Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of securities) as follows:

“The Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and such Notes; provided that, in the case of a lease of all or substantially all its assets, the Company shall not be released from the obligation to pay the principal of and interest on the Notes.”

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. Solely with respect to the Notes, Section 6.1 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“Event of Default”, wherever used in the Indenture with respect to the Notes, shall mean any one of the following events:

(1)    default in any payment of interest or on any Note when due, continued for 30 days;

(2)    default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)    failure by the Company to comply with its obligations under Section 5.01;

(4)    failure by the Company to comply for 30 days after notice as provided below with any of their obligations under Article 4 and Section 5.01 (in each case, other than (a) a failure to purchase Notes which constitutes an Event of Default under clause (2) above, (b) a failure to comply with Section 5.01 which constitutes an Event of Default under clause (3) above or (c) a failure to comply with Section 4.01 or Section 4.12 which constitutes an Event of Default under clause (5) below);

(5)    failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in this Sixth Supplemental Indenture or the Notes;

(6)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)    is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(b)    results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more (or its foreign currency equivalent); provided, that this clause (6) shall not apply to Non-Recourse Debt of the Company or any of its Subsidiaries (except to the extent that the Company or any of its Restricted Subsidiaries that are not parties to such Non-Recourse Debt becomes directly or indirectly liable, including pursuant to any contingent obligation for any such Non-Recourse Debt and such liability, which individually or in the aggregate, exceeds $50.0 million);

(7)    failure by the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final and non-appealable; or

(8)     the entry by a court having jurisdiction in the premises of:

(a)    a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law; or

(b)    a decree or order adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(9)    the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar laws or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of the property of the Company or any Significant Subsidiary, or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the admission by the Company or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action.

Notwithstanding the foregoing, a default under Section 6.01(4) and (5) shall not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified in Section 6.01(4) and (5) after receipt of such written notice.

SECTION 6.02. Acceleration of Maturity; Rescission and Annulment. Solely with respect to the Notes, Section 6.2 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“If an Event of Default (other than an Event of Default described in Section 6.01(8) or (9) hereof) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the written request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(6) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to Section 6.01(6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in Section 6.01(8) or (9) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.”

SECTION 6.03. Limitation on Suits. Solely with respect to the Notes, Section 6.7 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)    Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)    such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)    the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Notwithstanding any other provision of this Sixth Supplemental Indenture and any provision of any Notes, the right of any Holder to receive payment of the principal of and accrued interest on Notes, on or after the respective due dates expressed in such Notes or in the event of redemption or repurchase, or to institute suit for the enforcement of any such payment on or after such respective dates against the Company shall not be impaired or affected without the consent of such Holder.”

ARTICLE 7

NOTICE OF DEFAULTS

SECTION 7.01. Notice of Defaults. (a) Solely with respect to the Notes, Section 7.5 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof, one of whom shall be the principal executive officer, principal financial officer or principal accounting officer, know of any Default that occurred during the previous year. The Company shall also deliver to the Trustee, within 10 Business Days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.”

ARTICLE 8

DISCHARGE OF INDENTURE

SECTION 8.01. Discharge of Liability on Notes. (a) Solely with respect to the Notes, Section 9.1 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“The Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when either:

(1)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)    (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)    no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or instrument to which the Company is a party or by which the Company is bound;

(c)    the Company has paid or caused to be paid all sums payable by it under this Sixth Supplemental Indenture; and

(d)    the Company has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

The Company shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the Trustee under Section 7.7 of the Original Indenture, and, if money shall have been deposited with the Trustee pursuant to clause (2)(a) of this Section 8.01, the provisions of Sections 2.4, 2.7, 2.8 and 9.2 of the Indenture, this Section 8.01 and Section 8.03 of this Sixth Supplemental Indenture shall survive.”

SECTION 8.02. Defeasance. Solely with respect to the Notes, Section 9.3 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes except for:

(1)    the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, solely out of the trust referred to below;

(2)    the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)    the provisions of this Section 8.02.”

SECTION 8.03. Covenant Defeasance. Solely with respect to the Notes, Section 9.4 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“The Company at any time may terminate its obligations under Sections 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.12 and 4.13 and the application of clauses (6) and (7) of Section 6.01, the application of clauses (8) and (9) of Section 6.01 with respect to Significant Subsidiaries, and the limitations contained in clauses (4) and (5) of Section 5.01.”

SECTION 8.04. Conditions to Defeasance. The Company may exercise its option under Section 8.02 or 8.03 if:

(1)    the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company specifies whether the Notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of the exercise of the option under Section 8.02, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)    in the case of the exercise of the option under Section 8.03, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)    such exercise will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Sixth Supplemental Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6)    the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7)    the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8)    the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to the exercise of the option under Section 8.02 or 8.03, as the case may be, have been complied with; and

(9)    the Company has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (8) above).”

ARTICLE 9

AMENDMENTS

SECTION 9.01. Without Consent of Noteholders. Solely with respect to the Notes, Section 10.1 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“The Company and the Trustee may amend this Sixth Supplemental Indenture or the Notes without the consent of any Holder to:

(1)    cure any ambiguity, omission, defect or inconsistency;

(2)    provide for the assumption by a successor of the obligations of the Company under this Sixth Supplemental Indenture in accordance with Section 5.01;

(3)    provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4)    comply with the rules of any applicable Depositary;

(5)    secure the Notes;

(6)    add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company;

(7)    make any change that does not adversely affect the legal rights under the Indenture of any Holder;

(8)    comply with any requirement of the SEC in connection with any required the qualification of the Indenture under the Trust Indenture Act;

(9)    evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(10)    conform the text of this Sixth Supplemental Indenture or the Notes to any provision of the section entitled “Description of notes” in the Prospectus Supplement to the extent that such provision in such section was intended to be a verbatim recitation of a provision of this Sixth Supplemental Indenture or the Notes as confirmed in an Officer’s Certificate; or

(11)    make any amendment to the provisions of this Sixth Supplemental Indenture relating to the transfer and legending of Notes as permitted by this Sixth Supplemental Indenture, including, without limitation to facilitate the issuance and administration of the Notes or, if Incurred in compliance with this Sixth Supplemental Indenture, Additional Notes; provided, however, that (A) compliance with this Sixth Supplemental Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.”

SECTION 9.02. With Consent of Noteholders. Solely with respect to the Notes, Section 10.2 of the Original Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“Except as provided in this Section 9.02, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each affected Holder of an outstanding Note, no amendment, supplement or waiver may, among other things:

(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)    reduce the principal of or extend the Stated Maturity of any Note;

(4)    waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)    reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described under Sections 3.01, 4.07 or 4.08 hereof whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”, and waivers permitted as described under Section 4.07(e));

(6)    make any Note payable in money other than that stated in the Note;

(7)    impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(8)    make any change in the amendment or waiver provisions which require each affected Holder’s consent.

It shall not be necessary for the consent of the Noteholders under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company shall be required to give to the Holders a notice briefly describing such amendment, supplement or waiver. Notwithstanding the foregoing, the failure to give such notice to all the Holders, or any defect in the notice shall not impair or affect the validity of the amendment, supplement or waiver.

Any Notes held by the Company or an Affiliate of the Company shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to or voted for a modification, amendment or waiver of the terms of the Indenture.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01. Sixth Supplemental Indenture Controls. This Sixth Supplemental Indenture is executed by the Company, and by the Trustee upon the Company’s written request, pursuant to the provisions of Section 2.2 of the Original Indenture, and the terms and conditions of the Original Indenture shall be deemed to be part of this Sixth Supplemental Indenture for all purposes. The Original Indenture, as supplemented and amended by this Sixth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Sixth Supplemental Indenture are inconsistent with, or conflict with, the terms of the Original Indenture, the terms of this Sixth Supplemental Indenture shall govern.

SECTION 10.02. GOVERNING LAW. THIS SIXTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.03. Successors. All agreements of the Company in this Sixth Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Sixth Supplemental Indenture shall bind its successors.

SECTION 10.04. Multiple Originals. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Sixth Supplemental Indenture. The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Sixth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 10.05. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 10.06. No Responsibility by Trustee. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Sixth Supplemental Indenture or the due authorization and execution hereof by the Company.

SECTION 10.07. Calculations. Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under this Sixth Supplemental Indenture and the Notes. The Company or its agents will make all such calculations in good faith and, absent manifest error, such calculations will be final and binding on Holders. The Company upon request will provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will deliver a copy of such schedule to any Holder upon the written request of such Holder.

SECTION 10.08. No Guarantees. The Notes are not guaranteed by any Guarantor. Accordingly, Article VIII of the Original Indenture shall not apply with respect to the Notes.

SECTION 10.09. No Sinking Fund. No sinking fund is provided for the Notes. Accordingly, Article XII of the Original Indenture shall not apply with respect to the Notes.

SECTION 10.10. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Sixth Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

SECTION 10.11. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 10.12. Waiver of Jury Trial. EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have caused this Sixth Supplemental Indenture to be duly executed as of the date first written above.

COVANTA HOLDING CORPORATION, as Company

By:	/s/ Bradford J. Helgeson
Name: Bradford J. Helgeson
Title: EVP & CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

[Signature page to Sixth Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. ____		$____
	CUSIP:	[ ][1]
	ISIN:	[ ][2]

6.000% Senior Notes Due 2027

COVANTA HOLDING CORPORATION, a Delaware corporation, promises to pay to “Cede & Co.”, or registered assigns, the principal sum of                  Dollars, as revised by the Schedule of Increases or Decreases in Global Note, on January 1, 2027.

Interest Payment Dates: January 1 and July 1, commencing July 1, 2019.

Record Dates: December 15 and June 15.

Additional provisions of this Note are set forth on the other side of this Note.

[1]	CUSIP: 22282E AH5
[2]	ISIN: US22282EAH53

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated: October 18, 2018

COVANTA HOLDING CORPORATION

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the

Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

6.000% Senior Note Due 2027

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    INTEREST. Covanta Holding Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.000% per annum from and including October 18, 2018 until maturity. The Company shall pay interest semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 2019, or if any such day is not a Business Day, on the next succeeding Business Day and no additional interest shall accrue thereon (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including October 18, 2018. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.    METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on the December 15 or June 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.04 of the Sixth Supplemental Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.    PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4.    INDENTURE. The Company issued the Notes under an Indenture, dated as of January 18, 2007 (the “Original Indenture”), as supplemented by the Sixth Supplemental Indenture, dated as of October 18, 2018 (the “Sixth Supplemental Indenture” and, together with the Original Indenture as it may be amended or supplemented from time to time in accordance with its terms, the “Indenture”), between the Company and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 6.000% Senior Notes due 2027. The Company shall be entitled to issue Additional Notes pursuant to Section 2.1 of the Original Indenture and 2.01 of the Sixth Supplemental Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.    REDEMPTION AND REPURCHASE. (a) Prior to January 1, 2022, the Company may, at its option, on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) in an amount not to exceed the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 106.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (the “Redemption Date”), subject to the right of Holders of record on the relevant Record Date on or prior to such Redemption Date to receive interest due on the following Interest Payment Date; provided that:

(1)    at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)    such redemption occurs within 90 days after the closing of such Equity Offering.

(b)    Prior to January 1, 2022, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date on or prior to such Redemption Date to receive interest due on the following Interest Payment Date.

(c)    From and after January 1, 2022, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable Redemption Date (subject to the right of Holders of record on a Record Date on or prior to such Redemption Date to receive interest due on the following Interest Payment Date) if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

Year	Percentage
2022	103.000%
2023	102.000%
2024	101.000%
2025 and thereafter	100.000%

6.    SINKING FUND. The Company shall not be required to make any sinking fund payments with respect to the Notes.

7.    REPURCHASE AT THE OPTION OF THE HOLDERS UPON CHANGE OF CONTROL TRIGGERING EVENT AND ASSET SALES. If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem all of the Notes as described in the Indenture, the Company shall make a Change of Control Offer at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Record Date on or prior to the date of purchase to receive interest due on the following Interest Payment Date.

In accordance with Section 4.08 of the Sixth Supplemental Indenture, the Company will be required to offer to purchase Notes upon certain Asset Dispositions.

8.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

9.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

10.    AMENDMENT AND SUPPLEMENT. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

11.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Sixth Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

11.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12.    GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.    CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has

caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Tel. No.: 1-862-345-5000

Email: investors@covantaenergy.com

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.07 or 4.08 of the Sixth Supplemental Indenture, check the box:

☐  Section 4.07            ☐  Section  4.08

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.07 or 4.08 of the Sixth Supplemental Indenture, state the amount in principal amount:

$_______________	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE*

The following increases or decreases in this Global

Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

* This schedule should be included only if the Note is issued in global form.